M&F WORLDWIDE CORP.

2008 Long Term Incentive Plan

ARTICLE 1. ESTABLISHMENT AND PURPOSE

1.1

Establishment. The M&F Worldwide Corp. 2008 Long Term Incentive Plan is established effective as of January 1, 2008, subject to approval by the Company’s shareholders. Awards may be made under the Plan prior to shareholder approval of the Plan so long as such Awards are subject to such shareholder approval. Awards may be made under the Plan until December 31, 2013, unless the Plan is terminated earlier by the Board. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

1.2

Purpose. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase shareholder value by: (a) strengthening the Company’s capability to develop and maintain a management team; (b) motivating superior performance by means of long-term performance related incentives linked to business performance of the Company or an Affiliate; (c) attracting and retaining qualified personnel by providing incentive compensation opportunities competitive with other similar companies; and (d) enabling officers and other key employees to participate in the long-term growth and financial success of the Company or an Affiliate.

ARTICLE 2. DEFINITIONS

The following Sections of this Article provide terms used in this Plan, and whenever used herein in a capitalized form, the terms shall be deemed to have the meanings set forth in this Article. In addition, certain other terms used in the Plan but not specifically defined in this Article have the definitions given to them in the first place in which they are used.

2.1

“Affiliate” means any corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, including the subsidiaries of the Company and other entities controlled by such subsidiaries.

2.2

“Award” means a grant under the Plan, based upon criteria specified by the Committee. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Award Agreement containing such additional terms and conditions as the Committee shall deem desirable.

2.3	“Award Agreement” means any agreement, letter or other instrument by which an Award is granted to a Participant.

2.4	“Award Cycle” means any period designated in an Award Agreement as an “Award Cycle.”
2.5	“Award Term” means the period designated in an Award Agreement as the “Award Term.”
2.6	“Board” means the Board of Directors of the Company.
2.7

“Cause” with respect to any Participant, shall have the meaning set forth in any employment agreement between such Participant and the Company or an Affiliate. Absent such term in any such agreement, and in the case of other Participants who do not have such an agreement, “Cause” shall mean the following: (i) continued neglect by the Participant of the Participant’s duties to the Company or its Subsidiaries, (ii) continued incompetence or unsatisfactory attendance, (iii) conviction of any felony, (iv) violation of the rules, regulations, procedures or instructions relating to the conduct of employees, directors, officers and/or consultants of the Company, (v) willful misconduct by the Participant in connection with the performance of any material portion of the Participant’s duties to the Company or its Subsidiaries, (vi) breach of fiduciary obligation owed to the Company or commission of any act of fraud, embezzlement, disloyalty or defalcation, or usurpation of a Company opportunity, (vii) breach of any provision of an employment agreement or an Award agreement with the Company or its Subsidiaries, including any non-competition, non-solicitation and/or confidentiality provisions, (viii) any act that has a material adverse effect upon the reputation of and/or the public confidence in the Company, (ix) failure to comply with a reasonable order, policy or rule that constitutes material insubordination, (x) engaging in any discriminatory or sexually harassing behavior or (xi) using, possessing or being impaired by or under the influence of illegal drugs or the abuse of controlled substances or alcohol on the premises of the Company or any of its subsidiaries or affiliates or while working or representing the Company or any of its subsidiaries or affiliates. A termination for Cause by the Company of any of the events described in clauses (i), (ii), (iv), (ix), (x) and (xi) shall only be effective on 15 days advance written notification, providing the Participant the opportunity to cure, if reasonably capable of cure within said 15-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of the Participant for Cause immediately.

2.8	“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
2.9	“Committee” means the Compensation Committee of the Board or other committee authorized by the Board to administer the Plan
2.10	“Company” means M&F Worldwide Corp., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the

Company may be merged, changed or consolidated, any corporation for whose securities the securities of the Company shall be exchanged, and any assignee of or successor to substantially all of the assets of the Company.

2.11

“Disability” means “Disability” as defined in any existing employment agreement between a Participant and the Company or an Affiliate, or, in the absence of such an employment agreement, a mental or physical illness that entitles the Participant to receive benefits under the long-term disability plan of the Company, or if there is no such plan or the Participant is not covered by such a plan or the Participant is not an employee of the Company, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company, as determined by the Committee. The determination of Disability for purposes of this Plan shall not be construed to be an admission of disability for any other purpose.

2.12	“EBITDA” means earnings before interest, taxes, depreciations and amortization, or as specified in any Award Agreement.
2.13	“Eligible Employee” means an Employee who is employed or serves in a position or capacity designated by the Committee as eligible to participate in the Plan.
2.14	“Employee” means any person who is considered to be an employee of the Company or an Affiliate pursuant to its personnel policies.
2.15	“Participant” means an Eligible Employee who satisfies the eligibility conditions of the Plan and who has been selected by the Committee for participation in the Plan.
2.16	“Payment Value” means the amount designated as the “Payment Value” in an Award Agreement.
2.17	“Payout” means the actual amount to be distributed under the Plan to a Participant with respect to the Award Term or an Award Cycle.
2.18

“Performance Goals” means the level of performance for the Award Term or Award Cycle, as determined by reference to one or more of the Performance Measures, the attainment of which results in a right (subject to the provisions of the Plan and the Award Agreement) to receive a Payout for the Award Term or an Award Cycle.

2.19

“Performance Measures” mean the particular performance measures for the Award Term or an Award Cycle determined in the discretion of the Committee, based upon the Committee’s determination of the goals that will further the Company’s corporate objectives. Performance Measures may (i) be based on performance goals for the Company, any Affiliate or any division of the Company or an Affiliate, (ii) be relative or absolute and (iii) include sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin;

net income margin; return on net assets; economic value added; return on total assets; return on common equity; return on total capital; total shareholder return; revenue; revenue growth; EBITDA; EBITDA growth; cumulative EBITDA over a period fixed by the Committee; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company’s or an Affiliate’s (or any division thereof’s) attainment of expense levels; implementing or completion of critical projects; or other reasonable criteria established by the Committee. Unless otherwise specifically defined in the Plan, the foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.

2.20	“Plan” means the M&F Worldwide Corp. 2008 Long Term Incentive Plan, as herein set forth and as may be amended from time to time.
2.21

“Termination of Employment” means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an officer or employee of the Company and its Affiliates, including, without limitation, death, Disability, dismissal, resignation, or separation from employment as a result of the discontinuance, liquidation, sale or transfer by the Company and or any Affiliate of a business such entity owns or operates.

ARTICLE 3. ADMINISTRATION

3.1

Committee. The Plan shall be controlled, managed and administered by the Committee, which shall consist of two or more members. Each member of the Committee shall be a “Non-employee Director” as that term is defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or any similar rule which may subsequently be in effect (“Rule 16b-3”) and shall be an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and the Treasury Regulations promulgated thereunder. The Committee shall have the discretion to interpret the provisions of the Plan, and its interpretations and determinations shall be final and binding on all persons, including the Company, all Affiliates and Participants. The Committee may, from time to time, adopt rules or guidelines with respect to the administration of the Plan and the rights granted hereunder which are consistent with the provisions of the Plan and may amend any and all rules or guidelines previously established. No determination or decision of the Committee shall be subject to de novo court review if the procedures of this Article have been followed by the Committee. Subject to the express provisions of the Plan and to the extent not inconsistent with the provisions of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder regarding performance-based compensation, the Committee may, from time to time, delegate or allocate the performance of any part or all its ministerial duties under the Plan as it considers desirable to such person or persons as it may select. All costs of Plan administration will be paid by the Company.

3.2

Powers of Committee. For purposes of the Plan, the Committee’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by, or necessary to administer, the Plan:

3.2.1	to determine the Award Cycle(s), Award Term, Payment Value, Performance Goals, Performance Measures and other criteria for which the Committee has discretion under the Plan;
3.2.2	to select or designate, for the Award Term or any Award Cycle, the Eligible Employees (if any) to become Participants under the Plan;
3.2.3	to determine the terms and conditions of any Awards granted hereunder and to adjust the terms and conditions of any Award under the provisions of the Plan;
3.2.4	to provide for the forms of Award Agreement to be utilized in connection with the Plan;
3.2.5	to determine the Payout to a Participant and any other right to compensation under the Plan;
3.2.6	to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be necessary or appropriate to assist in administering the Plan;
3.2.7	to sue or cause suit to be brought in the name of the Plan or the Company;
3.2.8	to determine whether and with what effect an individual has incurred a Termination of Employment;
3.2.9	to obtain from Participants such information as is necessary for the proper administration of the Plan;
3.2.10	to execute and file such returns and reports as may be required with respect to the Plan; and
3.2.11	to make any adjustments or modifications permitted under the provisions of the Plan.

ARTICLE 4. PARTICIPATION, PERFORMANCE MEASURES AND PERFORMANCE GOALS

4.1

Participation. The Committee shall select which Eligible Employees will become Participants in the Plan during any given fiscal year the Plan is in effect. The Committee may consider any factors it deems pertinent in selecting an Eligible Employee as a Participant. Upon the selection of the Participants, the Committee shall provide the notices described in Section 4.6 below. A person will become a Participant only upon returning to the Company a signed, written Award Agreement received from the Committee stating the person is a Participant and providing such additional information the Committee deems relevant, including the Award Term and, if applicable, the Award Cycle(s).

4.2

Participation of Newly Hired Employees. Except as provided in the sole discretion of the Committee, an individual must be an Eligible Employee as of the beginning of an Award Term in order to be selected as a Participant. If an individual first becomes an Eligible Employee after the beginning of an Award Term, the Committee may, in its discretion, designate such new Eligible Employee as a Participant. Unless the Committee, in its sole discretion, determines otherwise, all amounts payable under this Plan to such Participant for the Award Term shall be pro-rated with respect to the date he or she first became an Eligible Employee or such later date as designated by the Committee. The Committee may make such adjustments as it deems appropriate in order to effectuate this Section.

4.3

Payout Amounts. The Payouts that a Participant is entitled to receive under the Plan for an Award Term or an Award Cycle, upon the achievement of the Performance Goals, will be based upon a pre-determined percentage of the Payment Value. Such percentages will be set forth in an Award Agreement.

4.4

Performance Measures. The Committee shall establish one or more Performance Measures for the Award Term or an Award Cycle. It is the intent of the Committee that the Performance Goals and Performance Measures established for the Award Term or an Award Cycle will not change during such period. However, certain circumstances identified at the discretion of the Committee may warrant a modification to the Performance Goals and Performance Measures. These circumstances would include, but not be limited to, unforeseen events such as changes in law, regulations, or rulings; changes in accounting principles or practices; or a merger, acquisition, divestiture or other significant transaction. Participants will be notified of any such modification as soon as practicable. Different Performance Measures and/or Performance Goals may be awarded to similarly situated Participants, and the Performance Measures and Performance Goals awarded to one Participant shall not have an effect on or in any way limit the Performance Measures and Performance Goals awarded to any other Participant.

4.5

Performance Goals. For any Performance Measure established by the Committee, the Committee shall establish the levels of the Performance Goals. After establishing the Performance Goals for a Performance Measure, the Committee shall have the discretion, where practicable, to provide that the amounts payable in respect of the Performance Goals shall be prorated if the actual performance for the Award Term is between the Performance Goals established by the Committee.

4.6

Notice of Participation. After an Eligible Employee has been designated as a Participant, the Committee shall provide such Participant with an Award Agreement setting forth the Payment Value, the Award Term, the Award Cycle(s) during the Award Term, if any, the Performance Measure(s) and the Performance Goal(s).

ARTICLE 5. CALCULATING THE PAYOUT

5.1

General. As soon as practicable following the end of the Award Term or an Award Cycle, as applicable, the Committee shall calculate the Payout to each Participant based upon the actual performance of the Company and the Performance Measure(s), Performance Goal(s) and Payment Values for such period.

5.2

The Payout. The actual Payout amount to be distributed with respect to an Award Term or Award Cycle, as applicable, may range over a set of compensation values determined by the Committee, as further described in this Section and in an Award Agreement. The amount payable to a Participant shall not exceed the Maximum Payment applicable to such Participant. If the actual performance during the Award Term or an Award Cycle, as applicable, shall be less than the Performance Goal(s) for any Performance Measure(s), the Payout shall be zero.

ARTICLE 6. PAYMENT OF BENEFITS

6.1

Normal Payout. Except as otherwise provided in the Plan or an Award Agreement, and subject to the condition of continued employment with the Company or an Affiliate, as set forth in Section 6.2 below, the Payout to a Participant for the Award Term or an Award Cycle shall be made on or about the date that is two and one-half months following the close of the Award Term or such Award Cycle in the form described in Section 6.5; provided, however, that the Committee may, in its discretion, defer payment until audited financial data is available (but in any event no later than the end of the calendar year after such Award Term or Award Cycle ends) unless such deferral would cause any such payment to be subject to additional taxes pursuant to Code Section 409A. Except as otherwise provided in the subsequent Sections of this Article 6 or in an Award Agreement, each Participant shall receive a payment equal to the full value of his or her Payout for the Award Term or applicable Award Cycle. Payouts under this Section 6.1 are conditioned upon the Participant’s compliance with any non-compete, non-solicitation and/or confidentiality provision in any written agreement or policy between the Participant and the Company or its subsidiaries and Affiliates. Unless the Committee provides otherwise in writing, upon the date of any violation of any such non-compete, non-solicitation and/or confidentiality provision, the person shall immediately cease to be a Participant, and any amount not yet distributed to such Participant under this Section 6.1 shall immediately and automatically be forfeited, whether or not such violation results in a Termination of Employment with the Company during the Award Term, in addition to any other rights and remedies available to the Company or an Affiliate as set forth in such Participant’s Award Agreement.

6.2

Forfeiture. Unless an applicable Award Agreement provides otherwise, if a Participant initiates a Termination of Employment with the Company for any reason other than for death or due to Disability, or the Participant incurs a Termination of Employment for Cause, unless the Committee provides otherwise in writing, the Participant shall immediately cease to be a Participant, and any amount not yet distributed to such Participant under Section 6.1 shall immediately and automatically be forfeited, whether or not such Termination of Employment occurs before the end of the Award Term.

6.3

Disability or Death. Unless an applicable Award Agreement provides otherwise, a Participant’s Termination of Employment with the Company under the circumstances set forth in this Section 6.3 shall not result in the forfeiture of the Participant’s Payout or the right to receive a Payout under the Plan: Unless an applicable Award Agreement provides otherwise, if the Participant incurs a Termination of Employment with the Company that is the result of the Participant’s death or Disability, then, on the date the Payout would have been made if the Participant had not incurred a Termination of the Employment prior to that date, the Participant shall receive a payment equal to the Payout multiplied by a fraction, the numerator of which is the number of days from January 1, 2008 through the date on which the Participant incurred a Termination of Employment and the denominator of which is the number of days in the Award Term or Award Cycle, as applicable.

6.4	Form of Payment. Any Payout shall be made in cash in a single lump sum.
6.5

Deferral of Payout. If so permitted by the Committee, a Participant may elect to defer receipt of all or a portion of a Payout pursuant to the terms of any deferred compensation plan maintained by the Company or an Affiliate in which such Participant participates or as otherwise permitted by the Committee.

ARTICLE 7. AMENDMENT OR TERMINATION

7.1

Amendment or Termination. The Board or the Committee may amend, alter, or terminate the Plan at any time, but no amendment, alteration or termination shall be made which would impair the rights of a Participant under an Award theretofore granted without the Participant’s consent, except such an amendment

(a) made to cause the Plan to comply with applicable law (including without limitation, Section 409A of the Code), or (b) made to permit the Company a deduction under applicable tax law. The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose.

ARTICLE 8. GENERAL PROVISIONS

8.1

Nonalienation of Plan Benefits. A Participant or beneficiary may not sell, assign, margin, transfer, pledge, encumber, convey, gift, hypothecate or otherwise dispose of any interest in a Payout or the right to receive Payout under this Plan, either voluntarily or involuntarily, except by will, by the laws of descent or distribution, or as set forth in Section 6.3 above.

8.2

No Employment Rights. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected by the establishment or continuance of this Plan. The maintenance of this Plan shall not constitute a contract of employment. The Plan will not give any Participant a right to be retained in the employment of the Company or its Affiliates.

8.3

No Personal Liability. To the extent permitted by law, no person (including any member of the Committee or any present or former employee of the Company) shall be personally liable for any act done or omitted to be done in good faith in the administration of the Plan.

8.4	Final Decisions. Any ruling, regulation, procedure or decision of the Committee shall be conclusive and binding upon all persons affected by this Plan.
8.5

Withholding of Taxes. The Company shall deduct from any Payout such amount as the Company, in its sole discretion, deems proper to protect it against liability for the payment of taxes, and out of the money so deducted, the Company may discharge any such liability and pay the amount remaining to the Participant or his or her beneficiary, as the case may be.

8.6

Applicable Law. The Plan and all Awards made and actions taken under the Plan shall be governed by and construed in accordance with the laws of the State of Delaware and any applicable subdivision thereof. The Plan shall be construed to comply with all applicable laws and to avoid liability to the Company or a Participant.

8.7

Successors. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Committee and its successor, and on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.

8.8

Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth herein.

8.9

Provisions Relating to Code Section 162(m). The Plan and any Award to any Participant who is (or who, in the judgement of the Committee, could reasonably be expected at the time of any payment of the Award to be) a “Covered Employee” (as defined in Section 162(m)(3) of the Code) (any such Participant, an “Applicable Participant”) under the Plan shall be administered, and the provisions of the Plan and each Award Agreement with an Applicable Participant shall be interpreted, in a manner consistent with the requirements of Code Section 162(m) and the Treasury Regulations promulgated thereunder. If any provision of the Plan or any Agreement relating to an Award to such a Participant does not comply or is inconsistent with the requirements of Code Section 162(m)(4)(c) and the Treasury Regulations promulgated thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such applicable requirements, if any such construction or deemed amendment can satisfy Code Section 162(m) and the Treasury Regulations promulgated thereunder. In addition, the following provisions shall apply to the Plan or an Award to the extent necessary to avoid the disallowance of a tax deduction for the Company or an Affiliate:

8.9.1

Not later than the date required or permitted for “qualified performance-based compensation” under Code Section 162(m) and the Treasury Regulations promulgated thereunder, the Committee shall determine the Participants who are Applicable Participants who will receive Awards that are intended as qualified performance-based compensation and the amount or method for determining the amount of such compensation. Any Award intended to constitute qualified performance-based compensation shall be designated in writing as such by the Committee at the time it is granted.

8.9.2

For Awards that are designated as “performance-based compensation” (as that term is used in Code Section 162(m)) in accordance with Section 8.9.1 above, no more than $10,000,000 (the “Maximum Payment”) may be subject to any such Award granted to any Applicable Participant and payable with respect to the Award’s entire Award Term. In the manner required by Code Section 162(m) and the Treasury Regulations promulgated thereunder, the Committee shall, promptly after the date on which the necessary financial and other information for the Award Term or an Award Cycle becomes available, certify the extent to which Performance Goals have been achieved with respect to any Award intended to qualify as “performance-based compensation” under Code Section 162(m) and the Treasury Regulations promulgated thereunder. In addition, the Committee may, in its discretion, reduce or eliminate the amount of any Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Award intended to qualify as “performance-based compensation” under Code Section 162(m) and the Treasury Regulations promulgated thereunder.

8.9.3

Notwithstanding any other provision of this Plan to the contrary (including, without limitation, Section 4.5), with respect to any Award granted to an Applicable Participant: (i) the Performance Goals and Performance Measures established for the Award Term or an Award Cycle shall not change during such period but may be adjusted to take into account significant corporate events (including mergers, acquisitions and divestitures), and (ii) the terms of the award shall specify at the time of grant whether amounts payable pursuant to the Award will or will not be prorated if actual performance for the Award Term is between the applicable Performance Goals established by the Committee.

8.10

Unsecured Interest. No Participant in the Plan shall have any interest in any fund or specific asset of the Company by reason of the Plan. No trust fund shall be created in connection with the Plan or any Payout thereunder, and there shall be no required funding of amounts, which may become payable to any Participant.

8.11

Offset. Any amounts owed to the Company by the Participant of whatever nature may be offset by the Company from the value of any Payout due under this Plan, and no Payout shall be made under this Plan unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company.

8.12

Indemnification. The officers, directors and employees of the Company, as well as the Committee members, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgement in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

8.13

Obligation. The Plan shall be sponsored by the Company and administered by the Committee, provided however that the obligation for the payment of the Payout, if any, shall be solely an obligation of Harland Clarke Holdings Corp., (a subsidiary of the Company) and the Company shall not have any obligation for any payment with respect to the Plan.

8.14	Headings. The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.
8.15

Gender and Number. Words denoting the masculine gender includes the feminine gender, and the singular shall include the plural and the plural shall include the singular wherever required by the context.

8.16

Section 409A. This Plan is intended to comply with the rules regarding deferred compensation codified as Section 409A of the Code, and shall be limited, interpreted and construed in a manner consistent with such intent. The Committee can adjust the form and timing of award payments in its sole discretion if it believes such adjustments are necessary or advisable to avoid accelerated or additional tax under Section 409A of the Code. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.